Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on January 31, 2012

Registration Statement No. 333-170231-05

1B AmeriCredit Automobile Receivables Trust 2012-1

JT-Leads/JT-Books: BarCap (str), DB, JPM

Co-Mgr: CS, MS, RBS, BAML (Class D)

Cls	$AMT (MM)	S/M	WAL	E. FNL	L. FNL	BMARK+SPD	YLD	COUP	PX
A-1	204.900	A-1+/P-1	0.23	7/12	2/13	IntL -6	0.44685%	0.44685%	100.0000
A-2	366.700	AAA/Aaa	1.05	1/14	10/15	EDSF +45	0.917%	0.91%	99.99452
A-3	137.159	AAA/Aaa	2.26	10/14	9/16	IntS +70	1.238%	1.23%	99.98925
B	76.923	AA/Aa1	2.91	4/15	2/17	IntS +115	1.742%	1.73%	99.98383
C	95.492	A+/A1	3.50	12/15	1/18	IntS +200	2.686%	2.67%	99.99635
D	93.900	BBB+/Baa2	3.98	2/16	3/18	N/A	4.770%	4.72%	99.98812
E	24.926	BB+/Ba2	4.00	2/16	7/19	IntS +525	6.023%	5.94%	99.96879

TICKER	:	AMCAR 2012-1	EXPECTED RATINGS	:	S&P/MDY
EXPECTED SETTLE	:	02/08/12	ERISA ELIGIBLE	:	YES (A1-D)
FIRST PAY DATE	:	03/08/12	BILL & DELIVER	:	BARCLAYS
PRICING SPEED	:	1.5% ABS @ 10% CLEAN-UP	MIN DEMOM (A1-D)	:	1K X 1K
REGISTRATION	:	PUBLIC (A1-D); 144A (E)	MIN DENOM (E)	:	100K X 10K

-THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (edgar®) AT WWW.SEC.GOV. ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.